Exhibit 99.1

Press Release

TNS, Inc. Closes New Credit Facility

RESTON, Va. — November 23, 2009 — TNS, Inc. (“TNS”) (NYSE: TNS) announced today that it has completed the refinancing of its existing senior secured credit facilities.

The new senior secured credit facilities are comprised of a fully funded $325 million six-year term loan and a $75 million, five-year revolving credit facility of which $49.4 million was funded at closing.  The interest rate at closing on the new facilities is LIBOR plus 400 bps (with a 200 bps LIBOR floor), compared to LIBOR plus 600 bps (with a 350 bps LIBOR floor) on the existing facilities.  The other terms of the new senior secured credit facilities are substantially similar to those of the existing facilities.  The company has used the proceeds from the new senior secured credit facilities to repay all amounts outstanding under the existing facilities as well as to pay fees and expenses associated with the new senior secured credit facilities.

Evaluating Future Tax Rate

TNS expects to generate additional US taxable income in future periods resulting from: (i) the CSG acquisition, which currently derives revenue and income primarily from US-based assets; (ii) synergies and cost savings associated with CSG integration; and (iii) lower interest expense associated with the new financing.  The combination of these additional US income sources will increase the percentage contribution of US pre-tax income to the Company’s total consolidated pre-tax income, which may increase the company’s cash tax rate by 0-5% in future periods.  TNS is evaluating the tax rate used in the calculation of adjusted earnings, currently 20%, to ensure it closely approximates its expected cash tax rate, and will update its projected future tax rate for 2010 and beyond, if necessary, when it reports fourth quarter 2009 results.

Near term, TNS expects to benefit from the utilization of net operating loss carry forwards and tax credits.

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “The reduced 2010 interest burden associated with this new financing results in an estimated $10 million pre-tax interest savings and offers us greater flexibility to implement our strategic growth plans.  Going forward, TNS remains committed to aggressive debt reduction.  We thank our existing and new debt holders for their support in completing this financing.”

About TNS

Transaction Network Services (TNS) is an international data communications company that enables payments, money and voices, to move around the world.

TNS’ mission is to enable the world to transact. It does this through a broad range of networking, communications and value added services, which it provides to many of the world’s leading retailers, banks/processors, telecommunications companies and financial markets.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. Today, TNS has offices throughout the world serving customers in 29 countries with the ability to provide services in other countries.

For further information about TNS, visit www.tnsi.com

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; uncertainties related to the updated international tax planning strategy implemented by the company; uncertainties related to the company’s prospective effective tax rate; the company’s ability to grow its business domestically and internationally by generating greater transaction volumes, acquiring new customers or developing new service offerings; fluctuations in the company’s quarterly results because of the seasonal nature of the business and other factors outside of the company’s control, including fluctuations in foreign exchange rates and the continuing impact of the current economic recession; the company’s ability to identify, execute or effectively integrate acquisitions, including the acquisition of CSG; increases in the prices charged by telecommunication providers for services used by the company; the company’s ability to adapt to changing technology; the company’s ability to borrow funds in amounts sufficient to enable it to service its debt or meet its working capital and capital expenditure requirements; additional costs related to compliance with the Sarbanes-Oxley Act of 2002, any revised New York Stock Exchange listing standards, Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the company’s annual report on Form 10-K filed with the SEC on March 16, 2009.  In addition, the statements in this press release are made as of November 23, 2009.  The company expects that subsequent events or developments will cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to November 23, 2009.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-453-8459	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

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